Exhibit 99.2
Q2 2023 NORDSTROM EARNINGS CALL — PREPARED REMARKS

ERIK NORDSTROM | CHIEF EXECUTIVE OFFICER
Good afternoon, everyone. Thanks for joining us today. Before we begin, I'd like to welcome our new CFO, Cathy Smith, to our earnings call. Cathy is a proven finance leader with many years of experience delivering business results. She has deep expertise navigating the dynamic retail environment in her prior roles with some of the largest retailers in the country. We are thrilled to have her on the team, you will hear more from her today.
I’ll start with our Q2 performance.
We delivered solid results in the second quarter, with earnings per share higher than last year, despite lower sales. As we’ve said since the beginning of this year, we saw clear opportunities to drive higher profitability, even in a challenging sales environment. We continue to make progress on our three key priorities to improve performance at Nordstrom Rack, increase inventory productivity, and optimize our supply chain capabilities. Our teams performed well, working to improve the customer experience while staying focused on these priorities.

Our topline results improved sequentially from the first quarter at both banners. At the Nordstrom banner, our teams did a good job curating the assortment for our Anniversary Sale, balancing relevance, the things customers expect to find, with inspiration, the new items they discover shopping online and in store. Customers responded positively to newness and our Fall assortment during our successful Anniversary event, particularly in stores. At its core, Anniversary is a one-of-a-kind event that rewards and engages our loyal customers with brand new product from the best brands at reduced prices for a limited time. We saw higher engagement throughout the event, with more customers this year attending over 740 events, and over 90 percent of our highest level Nordy Club members shopping during the sale. In addition, we’re pleased that Anniversary had a very strong inventory sell-through, which was up 15 percent from last year and puts us in a better inventory position as we enter the second half.
At Nordstrom Rack, our initiatives to improve our product mix with strategic brands helped deliver sequential improvements in both topline and profitability. Sales trends at the Rack also improved sequentially throughout the quarter, and July was our best month.
Looking ahead, we remain confident in our ability to deliver against the financial outlook we set for 2023, even as we continue to navigate economic uncertainty in the near term. We’re encouraged by the progress we’ve made this year and remain focused on delivering against our three key priorities in the second half, to drive higher profitability and return to long-term profitable growth.
I’ll highlight a few wins we had during the second quarter within our three priorities: improving performance at Nordstrom Rack, increasing inventory productivity, and continuing to advance our supply chain optimization initiatives.

At Nordstrom Rack, we are delivering on our promise of offering great brands at great prices, and our teams made significant progress on our initiatives to improve both sales and profitability. As we shift our assortment mix to include more of the brands we know our customers respond to, we are seeing results improve through higher sell-through and faster inventory turns, giving customers newness each time they shop at Nordstrom Rack. In the second quarter, sales from strategic brands came in at our target of 65 percent, and we’ve planned our on-order for the second half similarly to meet our goal.
We are also pleased with the progress we made to expand our reach with eight new Rack stores opened to date in 2023 and we look forward to opening 11 additional new stores by the end of the year. Rack stores are a great investment, with returns that exceed our cost of capital and a short payback period. Rack stores also represent the largest source of new customers for Nordstrom, and we are bringing the Rack’s unique product offering and suite of convenient services to more markets as we expand our footprint.
Turning to our second priority of improving inventory productivity, we continue to manage with leaner inventories, improved sell-through and faster turns across most of our categories, resulting in gross margins that are on par with last year’s Q2, which was the highest margin quarter of 2022. We also made progress right sizing our Designer inventory and continue our work to further reduce our position there.

We are entering the second half of the year in a good inventory position at both banners, with overall levels down 18 percent compared to last year, versus an 8 percent decrease in sales. Stronger sell-through during the Anniversary Sale positions us well to be more responsive to what customers are buying in the second half of the year. Our lower inventory levels will set us up to deliver gross margin improvements, particularly in the fourth quarter compared to last year.
Turning now to our third priority, supply chain optimization, we delivered a better experience to our customers through faster delivery, especially during Anniversary. For the fourth consecutive quarter, variable supply chain costs fell by over 100 basis points as a rate of sales versus the prior year, helping to mitigate overall SG&A deleverage on lower sales. Since we started, we’re delivering faster and at lower cost. We began our current supply chain optimization work in early 2022 and since then, we have delivered significant customer benefits and operational efficiencies. Compared to the first quarter of 2022, supply chain costs per unit in the second quarter of this year were 5 percent lower against an inflationary backdrop of about 7 percent over that time. Looking ahead, we continue to seek out additional efficiencies in flow and improved productivity through inventory management initiatives.
In closing, we are making solid progress against the three priorities we set at the beginning of the year and will continue to focus on these goals.

We are fortunate to have an experienced team who has embraced the more disciplined operational approach we are taking to manage near-term headwinds while continuing to keep the customer at the center of everything we do. We have a strong balance sheet and cash position and are confident that by continuing to invest in our digital and supply chain capabilities, as well as in our stores, we will be better positioned to drive sustained profitable growth and long-term shareholder value.
We look forward to sharing our continued progress in the quarters ahead. With that, I’ll turn it over to Pete.

PETE NORDSTROM | PRESIDENT AND CHIEF BRAND OFFICER
Thanks, Erik.
I’ll cover our category performance and the Anniversary Sale, and then I’ll discuss the progress we’re making on inventory management and supply chain.
Starting with merchandise performance…
•Most categories improved sequentially from the first quarter in terms of year-over-year trends.
•The Active category was up slightly from last year, driven by Active footwear. Customers responded well to new offerings and selections from brands Hoka, On Running, New Balance and Nike.

•Beauty continued to perform relatively well at both banners and the category was up slightly versus last year. At Nordstrom Rack, our expanded offerings from great brands including MAC, Too Faced and Clinique did well.
•Kids’ and Men’s Apparel each performed better than average. Women’s Apparel improved sequentially from the first quarter but performed lower than average. Within Men’s and Women’s Apparel, we saw customers drawn to more dressed up and tailored looks with contemporary brands including Veronica Beard, Vince and Theory.
•At Nordstrom Rack, sales of Accessories, especially handbags, showed strength.
As anticipated, Designer remains under pressure. We made significant progress reducing our inventory position during the second quarter and will continue to right size to the shift in consumer demand in this category.
In order to improve inventory flow and margin health, we are focused on driving faster turns this year across both banners. During the second quarter, we made solid progress on this.
Now, turning to Anniversary.
As Erik described, the Anniversary Sale is a unique event that rewards and engages our loyal customers with brand new products from many of their favorite brands, marked down during the sale before they are marked up to full price. Customers responded well to our curated assortment which balanced both relevance and inspiration. This helped drive the very strong sell-through Erik highlighted earlier and puts us in a favorable inventory position as we enter the second half.

We were pleased to see customers shop active wear and Fall items including dressed up looks in sweaters, boots and jackets. They also shopped for baby gear, from brands like Nuna. In addition, customers responded positively to our improved assortment of Nordstrom private brands, which were important to the event’s success.
Our teams did an outstanding job during Anniversary, welcoming customers into our stores and at Nordstrom.com, and delivering a convenient and connected experience through events and personalized services. We were better prepared to start the sale this year given complete and timely delivery of product as a result of the continued productivity initiatives in our supply chain.
Total Anniversary event sales were 5 percent lower compared to last year, in line with overall trends given the ongoing softness in customer spending. This includes the eight days that fell in the third quarter this year, whereas one day was included in last year’s Q3 results. We are pleased by the strong sell-through on Anniversary products, which exceeded our plans and puts us in a favorable inventory position as we enter the second half of the year.
We are committed to serving customers on their own terms and we’ve integrated our physical and digital assets to create a seamless journey. Digital sales accounted for over 60 percent of the overall event, and over 40 percent of these digital sales were enabled by our stores through either buy online / pick-up in store, store fulfill, or ship-to-store. We had our highest hour of demand on Nordstrom.com of all time during our early loyalty member access window of the sale.

We continue to enhance our inventory flow across most of our categories, with inventory turn improving slightly in the second quarter. For the second half, we are focused on managing with discipline by improving inventory health in both banners and we’ll continue to drive for higher productivity. We are maintaining reserves against our buy plans, which enables us to respond in season to trends and customer demand.
At Nordstrom Rack, we made significant progress increasing strategic brand penetration and will continue to improve our mix in the second half. Strategic brands have better productivity than other brands in terms of sell-through. They also create a point of differentiation with our customers because we know they want great brands at great prices.
Turning to supply chain…
Erik spoke earlier to the benefits our teams delivered from our supply chain optimization initiatives. Looking forward, we expect to deliver additional operational efficiencies by continuing our work in inventory productivity, returns processing and transportation, and ramping up RFID initiatives.
To wrap up, we’re making solid progress on each of our 2023 priorities. We’re confident in our ability to improve our profitability this year. There’s more to accomplish ahead and we’re well positioned for the second half.
With that, I’d like to welcome Cathy to our call, and I’ll now turn it over to her to discuss our financial results.

CATHY SMITH | CHIEF FINANCIAL OFFICER
Thanks, Pete. I’m excited to be part of the Nordstrom team. I have tremendous respect for the company, brand and legacy of customer experience and service. I am honored to help Nordstrom drive profitable growth and long-term success. I look forward to reconnecting with those of you I already know and getting to know those of you I don’t. Now I will expand on what Erik and Pete have already shared about our quarter.
I’ll start with our second quarter results, and then discuss our outlook for the remainder of 2023.
For the second quarter, we reported earnings per share of 84 cents, compared to last year’s earnings per share of 77 cents. When excluding charges related to the wind-down of Trunk Club, last year’s adjusted earnings per share was 81 cents. We are pleased with the year-over-year EPS increase, despite the $330 million fewer sales.
Net sales as well as gross merchandise value, or GMV, decreased 8 percent in Q2. Net sales included a negative impact of 275 basis points from the wind-down of Canadian operations. They also reflect a negative impact of approximately 200 basis points from the timing shift of the Anniversary Sale, with approximately one week falling into the third quarter this year compared to one day last year. Excluding the impact of these two items, net sales would have been down about 4 percent versus last year. During the quarter, sales trends improved each month when excluding the impact of the Anniversary timing shift, and the improvement was most pronounced at Rack.

Nordstrom banner sales and GMV each decreased 10 percent versus last year, with sales improving sequentially from the first quarter, when year-over-year net sales decreased 11 percent. The wind-down of Canadian operations included a negative impact on Nordstrom banner net sales of 400 basis points, and the Anniversary timing shift had a negative impact of approximately 300 basis points.
Nordstrom Rack sales decreased 4 percent, improving sequentially compared to a 12 percent year-over-year decrease in the first quarter. We estimate the decision to eliminate store fulfillment of Rack digital orders starting in the third quarter of 2022 had a negative impact to this year’s Q2 sales of approximately 500 basis points.
Digital sales decreased 13 percent in the second quarter. This includes an estimated 500 basis point negative combined impact from eliminating store fulfillment of Rack digital orders in the third quarter last year, and sunsetting Trunk Club in the second quarter of 2022. It also includes an estimated 300 basis point negative impact from the Anniversary timing shift.
Gross profit as a percentage of net sales decreased 20 basis points, primarily reflecting deleverage on lower sales, partially offset by lower buying and occupancy costs.
Ending inventory decreased 18 percent versus last year, compared to an 8 percent decrease in sales. Our inventory is better positioned as we move into the back half of the year thanks to the strong sell-through during our Anniversary Sale. Looking ahead, we will continue to benefit from improved inventory management routines and disciplines while meeting customer demand.

SG&A as a percentage of net sales was flat to last year’s second quarter, driven by improvements in variable costs from supply chain efficiency initiatives, which helped offset higher labor expenses and deleverage from lower sales. In addition, expenses in the second quarter this year benefited from a couple of items outside of our normal run rate, namely a gain on the sale of a real estate asset and lower carrier costs than previously expected.
We are pleased with the momentum in our supply chain initiatives, and as Erik mentioned, this marks the fourth consecutive quarter where we have delivered over 100 basis points of improvement in our variable costs as a percentage of sales.
EBIT margin was 5.3 percent for the second quarter, up 20 basis points from last year’s EBIT margin. After excluding charges in last year’s second quarter related to the sunsetting of Trunk Club for comparison purposes, EBIT margin was flat to last year’s adjusted margin of 5.3 percent, again, despite lower sales this quarter.
We continue to maintain a solid balance sheet and financial position, ending the second quarter with $1.7 billion in available liquidity, including the full $800 million available on our revolving line of credit.
Turning to our outlook for the rest of the year, I’ll start by discussing the current environment and related assumptions underlying our guidance.
We continue to see a cautious consumer and it remains to be seen how changes in inflation and higher interest rates will affect discretionary consumer spending in the second half of the year, particularly during the holiday season. We saw sequential topline improvements in the second quarter. However, while it is early in the third quarter, sales trends have decelerated at both banners. We expect to make continued progress on our key priorities, which will help improve our profitability and mitigate inflationary cost pressures.

Considering these factors, we are taking a cautious approach to planning. We maintain our outlook for the full year, despite better-than-expected results in the first half.
I’ll highlight a few factors that shape our outlook for the rest of the year, starting with revenue.
We continue to expect revenue to decline 4 to 6 percent versus 2022. This outlook includes an approximately 2.5 percentage point negative impact from the wind-down of our Canadian operations, which delivered sales of approximately $400 million in 2022. It also includes an approximately 1.3 percentage point positive impact from the 53rd week in fiscal 2023, which we expect will add approximately $200 million in sales in the fourth quarter.
Year-over-year sales comparisons will become more favorable in the second half of the year, and we continue to expect sequential topline improvements, compared to the first half.
Two things benefit year-over-year comparisons in the third quarter. One, we will start to lap the impact of eliminating the store fulfillment of Rack digital orders. Second, the Anniversary Sale timing shift will positively impact third quarter sales by approximately 200 basis points.
Offsetting the tailwinds are headwinds with respect to our credit card business. Our credit card revenues were up 10 percent in the first half of the year from higher revenue recognized in connection with our credit card partner agreement, and with lower than expected credit card losses. That said, we have seen delinquencies rising gradually and they are now above pre-pandemic levels, which could result in higher credit losses in the second half and into 2024.

Turning to EBIT, we continue to expect adjusted EBIT margin of approximately 3.7 to 4.2 percent for the full year, versus 3.3 percent in 2022.
Our forecast assumes that adjusted EBIT margin expansion will be driven primarily by gross margin improvements in the second half from our focus on inventory productivity, when compared to the elevated markdowns we took in 2022.
We expect SG&A expense rate will be impacted by deleverage from lower sales given our sales trend outlook, with partial offset from our ongoing supply chain optimization initiatives, although to a lesser extent as time progresses.
We also maintain our outlook for adjusted EPS for the full year. Our GAAP earnings per share outlook remains 60 cents to 1 dollar for the full year, which includes the Canadian wind-down charges and related tax impact. Excluding the impact of these charges, we continue to expect adjusted earnings per share of $1.80 to $2.20 for the full year.
Shifting to capital allocation, our priorities remain the same. The first is investing in the business to better serve our customers and support long-term growth. We continue to plan for capital expenditures of 3 to 4 percent of net sales.
Our second priority is reducing our leverage. We remain committed to an investment grade credit rating through a combination of earnings improvement and debt reduction and continue to target a leverage ratio below 2.5 times.
Our third priority is returning cash to shareholders. Last week, our board of directors declared a quarterly cash dividend of $0.19 per share.

We are pleased with our solid results in the second quarter and progress on our 2023 priorities of improving Nordstrom Rack, increasing inventory productivity, and optimizing our supply chain capabilities. We continue to focus on driving profitable growth. We remain confident in our ability to navigate through the near-term uncertain environment and deliver shareholder value over the long term.